[LOGO] PROXIM WIRELESS

July 24, 2006

Len Eisenstein


Dear Len:

I am pleased to offer you a position as Senior Vice President Sales-Americas for Proxim Wireless Corporation (Proxim). In that position, you will initially report to the President and Chief Operating Officer of Proxim. Your primary work location will be Proxim's headquarters in San Jose, California but you will be expected to travel extensively due to your job responsibilities.

In your position, your general responsibilities will include generating significant revenue improvement while maintaining or improving margin. Specific responsibilities will include:

      o Management of North America, CALA, OEM, Point-to-Point/Telco, and Government Sales
      o Re-establishment of distributor/VAR programs and implementing and managing such programs
      o  Management of all Systems Engineers for the Americas
      o  Management of our Telemarketing Department

Your compensation package will consist of a base starting salary of $225,000.00 annually to be paid bi-weekly, less deductions authorized or required by law. In addition, you will be eligible to receive incentive compensation as described on the attached schedule. You will be eligible for enrollment in our benefit programs.

A recommendation will be made to the Board of Directors of Terabeam, Inc., the publicly-traded parent company of Proxim, that you be granted an option to purchase 100,000 shares of Terabeam's common stock with an exercise price equal to the fair market value of that stock on the date of grant and an option to purchase 20,000 shares of Terabeam's common stock with an exercise price equal to 150% of the fair market value of that stock on the date of grant. The actual exercise price will be set on the date the option grant is approved. Any award will be subject to all the terms and conditions of Terabeam's applicable Stock Plan and the stock option agreement given to you.

Proxim offers a co-paid medical, dental, and vision coverage plan for you and your family members, if applicable, as well as other benefits such as vacation, holiday pay, 401(k), and an employee stock option plan. A Human Resources representative will be contacting you about enrollment in such programs.

As an employee of Proxim, you will have access to certain Proxim confidential information and you may during the course of your employment develop certain


2115 O'Nel Drive               San Jose CA 95131                 P: 408 731 2700
                F: 408 392 4264                www.proxim.com

Offer to: Len Einsenstein                                                 Page 2
July 24, 2006

information or inventions, which will be the property of Proxim. Thus, to protect the interests of Proxim, as a condition to your employment, you will be required to sign Proxim's standard employee agreement for confidential and proprietary information and intellectual property. This agreement must be signed without modification ("as is"). You also will be subject to the other policies and procedures of Proxim applicable to its other employees as in effect from time to time. For example, you will have to provide employment eligibility verification and your employment may require drug testing some time in the future.

Your employment with Proxim is "at will." It is for no specified period and may be terminated by you or Proxim at any time, with or without cause or advance notice. Further, Proxim may change your compensation, duties, assignments, responsibilities, or location of your position at any time to adjust to the changing needs of our dynamic company. However, if Proxim terminates your employment without cause, Proxim will continue to pay your base salary to you for a period of six months after termination upon your providing a release of claims to Proxim (in form and substance acceptable to Proxim); provided however, that no severance shall be paid to you if you failed to achieve your target quota in the previous quarter or are not reasonably expected to achieve your target quota in the current quarter.

Proxim may provide you with one or more types of equipment to help you perform your duties for Proxim, including, but not limited to, computers, cellular telephones, and wireless messaging devices. Please understand that it is your obligation to take proper care of all such equipment during your employment and to return such equipment to Proxim in good working order immediately upon the termination of your employment with Proxim for any reason.

This letter agreement and the other agreements referred to above constitute the entire agreement between you and Proxim regarding the terms and conditions of your employment with Proxim, and these agreements supersede all prior negotiations, representations, or agreements, whether written or verbal, between you and any other party, if any. This agreement cannot be modified or amended except by a document signed by the CEO of Proxim.

I sincerely hope that you will accept this offer of employment. I have no doubt that your experience, skill, and professionalism will mutually benefit both you and Proxim. It is my hope that you will accept this offer immediately. To accept this offer, please sign and date in the spaces provided below and return it to Human Resources by hand delivery, mail or via fax at (408) 392-4264. This offer of employment expires within 7 days of the date on this letter. I look forward to hearing from you as soon as possible.


2115 O'Nel Drive               San Jose CA 95131                 P: 408 731 2700
                F: 408 392 4264                www.proxim.com

Offer to: Len Einsenstein                                                 Page 3
July 24, 2006



Sincerely,

/s/ Pankaj Manglik

Pankaj Manglik
President and Chief Operating Officer


Approved: /s/ Valerie Huynh
          -----------------
          Valerie Huynh
          Human Resources Manager



I agree to and accept employment with Proxim Wireless Corporation on the terms and conditions set forth in this letter.



/s/ Len Eisenstein                                            7/25/06
--------------------------------------                        -------
Name:                                                         Acceptance Date

                                                              8/14/06
                                                              -------
                                                              Start Date



2115 O'Nel Drive               San Jose CA 95131                 P: 408 731 2700
                F: 408 392 4264                www.proxim.com